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                                                                    Exhibit 5.3

                  [LETTERHEAD OF PEAR SPERLING APPEARS HERE]

                                         May 11, 1999


Domino's Pizza International Payroll Services, Inc.
Domino's Pizza - Government Services Division, Inc.
30 Frank Lloyd Wright Drive
Ann Arbor, Michigan  48106

     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Domino's Pizza International Payroll Services, Inc., a Florida corporation, and Domino's Pizza - Government Services Division, Inc., a Texas corporation (collectively, the "Subsidiary Guarantors"), in connection with (i) the proposed issuance by Domino's, Inc., a Delaware corporation (the "Company") of up to $275,000,000 aggregate principal amount of its new 10-3/8% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding 10-3/8% Senior Subordinated Notes due 2009 (the "Original Notes"), which have not been so registered (the "Exchange Offer"), and (ii) the guarantee of the Exchange Notes by each of the Guarantors (as defined below) (the "Guarantees").

     The terms of the Guarantees are contained in the Indenture, dated as of December 21, 1998 (the "Indenture") by and among the Company and Domino's Pizza International, Inc., Domino's Pizza, Inc., Metro Detroit Pizza, Inc., Domino's Franchise Holding Co. and the Subsidiary Guarantors (collectively, the "Guarantors") and IBJ Whitehall Bank & Trust Company (formerly IBJ Schroder Bank & Trust Company), as indenture trustee. The Guarantees will be issued pursuant to the Indenture.

     We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission relating to the Exchange Offer and the Guarantees and such other documents and records as we have deemed necessary. In addition, as to questions of fact material to our opinions, we have relied upon certificates of officers of the Subsidiary Guarantors and public officials.
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Domino's Pizza International          -2-                          May 11, 1999
   Payroll Services, Inc.
Domino's Pizza - Government
   Services Division, Inc.

     In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Subsidiary Guarantors, we have assumed that such parties had the corporate power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite corporate action and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

     We express no opinion as to whether the Subsidiary Guarantors may guarantee or otherwise become liable for indebtedness incurred by the Company, including, without limitation, indebtedness evidenced by the Exchange Notes, except to the extent the Subsidiary Guarantors may be determined to have received benefit from the incurrence of such indebtedness by the Company, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are directly or indirectly made available to the Subsidiary Guarantors for their corporate purposes.

     Based upon the foregoing, we are of the opinion that the Guarantees by the Subsidiary Guarantors have been duly authorized by all requisite corporate action of the Subsidiary Guarantors and, upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer as set forth in the Registration Statement, such Exchange Notes shall be entitled to the benefits of the Guarantees by the Subsidiary Guarantors which will constitute a valid and binding obligation of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles regardless of whether considered in a proceeding in equity or at law.
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Domino's Pizza International          -3-                          May 11, 1999
   Payroll Services, Inc.
Domino's Pizza - Government
   Services Division, Inc.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.



                              Very truly yours,



                              /s/ Pear Sperling Eggan & Muskovitz, P.C.

                              Pear Sperling Eggan & Muskovitz, P.C.